Exhibit 99.1

DayStar Technologies Announces 2012 First Quarter Financial Results

Union City, CA, May 15, 2012 – DayStar Technologies, Inc. (Nasdaq: DSTI), announced financial results for its first quarter ended March 31, 2012.

Net loss for the first quarter of 2012 was $0.9 million or $0.66 per share, compared with a net loss of $0.4 million or $0.34 per share in the first quarter of 2011. The per share losses were calculated on the weighted average common shares outstanding of 1.4 and 1.1 million for the first quarter ended March 31, 2012 and 2011, respectively. The average shares outstanding and loss per share for the quarter ended March 31, 2012 and 2011 reflect the 1-for-7 reverse stock split implemented by DayStar on April 5, 2012. DayStar’s common stock began trading on the NASDAQ Capital Market on a split adjusted basis on April 9, 2012.

Research and development expenses for the quarter ended March 31, 2012 were $0.2 million compared with $0.6 million for the quarter ended March 31, 2011. Selling, general and administrative expenses for the quarter ended March 31, 2012 were $0.3 million compared with $1.2 million for the quarter ended March 31, 2011. Research and development expenses and selling, general and administrative expenses reflect the cost savings measures implemented by the Company as well as lower share based compensation expenses. Additionally, the net loss for the quarter ended March 31, 2011 included $0.9 million of non-cash restructuring charges and $0.7 million for amortization of the discount on outstanding convertible notes. During the first quarter of 2011, the Company recorded a gain on derivative liabilities of $3.7 million related to the reduction in the conversion feature liability on the Company’s balance sheet, which significantly reduced the net loss for the quarter.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development of solar photovoltaic products based upon CIGS thin film deposition technology and is currently embarked on a strategy in which it is seeking strategic partnerships to advance its technology and enter new markets within the global renewal energy industry. For more information, visit the DayStar website at www.daystartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release regarding our business that are not historical facts may be considered “forward-looking statements.” The forward-looking statements in this press release are based on information available at the time the statements are made and management’s belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. Such forward–looking statements include statements regarding the expected benefits of restructuring measures and prospective fundraising and potential strategic partnership efforts. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties include our ability to raise substantial additional capital in the short term, our ability to achieve favorable outcomes in pending litigation, our ability to continue our business as a going concern, our ability to execute our business plan, our ability to continue our debt reduction programs, and such other risks and uncertainties detailed in our annual report on Form 10-K for the year ended December 31, 2011, our quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

DayStar Technologies, Inc.

Christopher T. Lail

Chief Financial Officer

408/582.7100

investor@daystartech.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$110,882	$4,199
Other current assets	219,987	222,770

Total current assets	330,869	226,969

Property and Equipment, at cost	20,691,046	20,691,046
Less accumulated depreciation and amortization	(7,437,449)	(7,138,167)

Net property and equipment	13,253,597	13,552,879
Other Assets:
Other assets	323,697	324,080

Total Assets	$13,908,163	$14,103,928

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$5,182,331	$5,162,228
Notes and capital leases payable, current portion, net of discount of $423,881 and $9,338, respectively	4,906,119	4,920,662

Total current liabilities	10,088,450	10,082,890
Long-Term Liabilities:
Conversion feature	—	33,541

Total long-term liabilities	—	33,541
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 120,000,000 shares authorized; 1,553,474 and 1,380,393 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	15,535	13,804
Additional paid-in capital	158,256,839	157,501,134
Accumulated deficit	(10,145,391)	(10,145,391)
Deficit accumulated during the development stage	(144,307,270)	(143,382,050)

Total stockholders’ equity	3,819,713	3,987,497

Total Liabilities and Stockholders’ Equity	$13,908,163	$14,103,928

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011
Revenue:
Product revenue	$—	$—
Research and development contract revenue	—	—

Total revenue	—	—
Costs and Expenses:
Research and development	188,453	606,565
Selling, general and administrative	312,543	1,232,187
Restructuring	—	850,000
Depreciation and amortization	299,665	404,786

Total costs and expenses	800,661	3,093,538
Other Income (Expense):
Interest expense	(117,483)	(233,787)
Amortization of note discount and financing costs	(40,617)	(705,812)
Gain on derivative liabilities	33,541	3,650,168

Total other (expense) income	(124,559)	2,710,569

Net Loss	$(925,220)	$(382,969)

Weighted Average Common Shares Outstanding (Basic And Diluted)	1,411,417	1,118,174

Net Loss Per Share (Basic and Diluted)	$(0.66)	$(0.34)